Exhibit 99.1

Ocean Power Technologies Announces Closing of Best Efforts Public Offering of Common Stock and Warrants

PENNINGTON, N.J., July 27, 2016 (GLOBE NEWSWIRE) -- Ocean Power Technologies, Inc. (NASDAQ:OPTT) (“OPT” or “the Company”) today announced the closing of its previously announced best efforts public offering of 595,000 units, with each unit consisting of one share of common stock and 0.3 of a warrant to purchase one share of its common stock. Each unit was sold at a combined purchase price of $6.75 per unit. The warrants will be immediately exercisable at a price of $9.36 per full share of common stock and will be exercisable for a period of five years from the initial exercise date. In the offering, the Company issued a total of 595,000 shares of its common stock and warrants to purchase up to 178,500 shares of its common stock.

Roth Capital Partners served as placement agent for the transaction.

The Company received net proceeds of approximately $3.6 million from the offering. The Company intends to use the net proceeds from the sale of securities for general corporate purposes.

The securities described above were being offered by the Company pursuant to a registration statement on Form S-3 (File No. 333-209517) previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”). A prospectus supplement relating to the offering was filed by the Company with the SEC and can be obtained on the SEC’s website at http://www.sec.gov or from Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, (800) 678-9147.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Additional information can be found in the Company’s filings with the SEC available at http://www.sec.gov and on the Company’s website at http://oceanpowertechnologies.com.

About Ocean Power Technologies

Headquartered in Pennington, New Jersey, Ocean Power Technologies (NASDAQ:OPTT) is a pioneer of ocean wave power generation and energy storage systems. OPT’s proprietary PowerBuoy® technology is based on a cost-effective, scalable, modular, and environmentally sound design which provides power and communications for a number of markets and applications.

Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Company Contact:

Mark A. Featherstone,

Chief Financial Officer of OPT

Phone:

609-730-0400

Investor Relations Contact:

Andrew Barwicki

Barwicki Investor Relations Inc.

Phone:

516-662-9461